EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Ethan Allen Interiors Inc.
Investor Contact: Peg Lupton
(203) 743-8234
Media Contact: Kelly Maicon
(203) 743-8575

Ethan Allen Announces Plans to Close and Consolidate Two Manufacturing Plants

DANBURY, Conn., April 19, 2004 — Ethan Allen Interiors Inc. (NYSE:ETH) (“Ethan Allen” or the “Company”) today announced plans to close and consolidate two of its manufacturing facilities.

The plants, which are involved in the production of wood case goods furniture, are located in Boonville, NY and Bridgewater, VA. The plant closures impact approximately 500 employees and 415,000 square feet of manufacturing space. Most of the production from these plants will be absorbed by other Ethan Allen manufacturing facilities.

Farooq Kathwari, Chairman and CEO, commented, “In recent years, we have made substantial investment in our U.S. manufacturing operations with the objective of absorbing excess capacity and increasing efficiencies. Currently, our case goods division operates, and is managed, within a regional structure with a strong presence in both the Northeast and the Southeast. Consolidation of these plants will enable us to transfer existing production to more suitable manufacturing locations in Vermont, North Carolina and Virginia, allowing us to take advantage of regional management and recent capital improvements, so that we may continue to strengthen and grow our business. It is for the overall long-term viability of the Company that we have to make these difficult decisions. We sincerely regret the impact that this decision will have on many employees who have had a long association with the Company. We believe this action will strengthen our remaining U.S. manufacturing operations and provide us the opportunity to manufacture our products more efficiently, with a continued focus on quality, while remaining competitive.”

Ethan Allen has 12 remaining plant locations, including 6 wood case goods plants, 5 upholstery plants, and 1 accessory assembling plant. These facilities total nearly 4 million square feet and employ approximately 4,000 people.

The Company will record a pre-tax restructuring and impairment charge of approximately $12.5 to $13.5 million ($7.7 to $8.3 million, after-tax), or $0.20 to $0.22 per share, the majority of which will be non-cash in nature. Most of the earnings impact is expected to occur in the Company’s fourth fiscal quarter ended June 30, 2004.

Ethan Allen Interiors Inc., a leading manufacturer and retailer of quality home furnishings, sells a full range of products through an exclusive network of more than 300 stores located in the United States, Canada, Mexico, and overseas. The Company is vertically integrated with manufacturing facilities and sawmills located throughout the United States.

The discussions set forth in this press release should be read in conjunction with the Company’s quarterly report on Form 10-Q for the quarter ended December 31, 2003. Management’s discussion in this release contains forward-looking statements relating to future results of the Company. These forward-looking statements are subject to various assumptions, risk and uncertainties, and accordingly, actual results could differ materially from those contemplated by the forward-looking statements.